EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-63699, No. 333-67535, No. 333-89551, No. 333-89505, and No. 333-35996) and Form S-3 (No. 333-100701, No. 333-60877 and No. 333-30497) and in the related Prospectuses, of our report, dated February 8, 2005, relating to the consolidated financial statements of C&F Financial Corporation and Subsidiary, included in the 2004 Annual Report of Shareholders and incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2004.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia
March 3, 2005